Exhibit 99.2


            Dollar General Reports August Same-Store Sales


    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Aug. 31, 2006--Dollar General Corporation (NYSE: DG) today reported total retail sales for the August four-week period ended August 25, 2006, equaled $687.2 million compared with $624.0 million last year, an increase of 10.1 percent. For the August period, same-store sales increased 4.8 percent compared to an increase of 1.2 percent in the four-week period ended August 26, 2005. Sales increases for the period were the strongest in food, sundries, pet supplies, home cleaning, paper products, summer events, health & beauty care, and hardware. These increases were partially offset by decreases in home products and apparel.
    For the 30-week period ended August 25, 2006, Dollar General total retail sales increased 8.6 percent to $5.1 billion from $4.7 billion for the 30-week period ended August 26, 2005. Same-store sales for the 30-week period increased 2.5 percent.
    The 2006 sales numbers are preliminary and unaudited. In addition, please note that the four-week August 2006 period discussed in this release is based on the four-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company's fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, the Company's sales reported for its fiscal 2006 quarterly periods will differ from the sum of the months reported in the monthly sales releases.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with 8,190 neighborhood stores as of August 25, 2006. Dollar General(R) stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.


    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209